 Exhibit (a)(5)(B)
ATIP Tender Offer Employee Letter
From: Sharon Vitti
To: All Employees
Subject: Strengthening ATI’s Financial Foundation
Team,
As we continue executing our strategic plan and positioning ATI for long-term growth, a key objective is to strengthen our financial foundation and simplify our capital structure. In connection with those efforts, earlier today we announced that ATI is offering to repurchase up to 1.65 million shares of the Company’s publicly traded common stock. This action is intended to provide liquidity to our stockholders and to help us on a path to greater financial flexibility in the future.
This stock repurchase will be conducted through a tender offer process — which is described in the press release. To keep it simple, a tender offer is a proposal made directly to a company’s stockholders to purchase their stock. In this instance, ATI is offering to buy our stockholders’ common shares for $2.85 per share in cash. To facilitate the tender, some of our investors have agreed to provide financing, as described in the press release.
For those of you who hold ATI common stock, please note that our Board of Directors recommends that stockholders tender their shares ahead of the January 15, 2025 deadline. You can reach out to our information agent, Innisfree M&A Incorporated, by telephone at (888) 750-5835, or by writing to 501 Madison Avenue, 20th Floor, New York, New York, 10022, with any questions or requests for additional information about the tender offer.
Most importantly, it remains business as usual across ATI. We continue to take care of our patients, focus on operational excellence and invest in our teams, building on our momentum in 2024 to start the new year. The best way to contribute to these efforts is to stay focused on your daily responsibilities in support of the patients we serve and our national practice.
Please reach out to your manager should you have any questions.
Thank you for your hard work and dedication to ATI as we advance our purpose of making every life an active life.
Kind regards,
Sharon
Consistent with our policy, if you receive any inquiries from the media, please direct them to Scott Parent, Director of Communications, at scott.parent@atipt.com. Any investor or analyst inquiries should be forwarded to Scott Rundell, VP, Finance and Head of Investor Relations, at investors@atipt.com.
Additional Information Regarding the Tender Offer
This communication is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any shares. The offer is being made solely by the Offer to Purchase and the related Letter of Transmittal, as they may be amended or supplemented. Stockholders and investors are urged to read the Company’s tender offer statement on Schedule TO filed today with the Securities and Exchange Commission (the “SEC”) in connection with the tender offer, which includes as exhibits the Offer to Purchase, the related Letter of Transmittal and other offer materials, as well as any amendments or supplements to the Schedule TO when they become available, because they contain important information. Each of these documents has been or will be filed with the SEC, and investors may obtain them for free from the SEC at its website (www.sec.gov) or from Innisfree M&A Incorporated, the information agent for the tender offer, by telephone at: (888) 750-5835 or in writing to: 501 Madison Avenue, 20th Floor, New York, New York, 10022.

Forward-Looking Statements
All statements other than statements of historical facts contained herein are forward-looking statements within the meaning of applicable securities laws and regulations. Forward-looking statements may be identified by the use of the words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “project,” “forecast,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” “target” or similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding our plan to complete the tender offer on the terms and timing described herein, or at all. Forward-looking statements are based on the Company’s current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties, and changes in circumstances that are difficult to predict, and significant contingencies, many of which are beyond the Company’s control, that could cause actual results to differ materially and adversely from any of these forward-looking statements.